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                                                                    Exhibit 99.2



                           INVESTMENT CONSIDERATIONS

     The following are certain factors that could affect TECO Energy's future results. They should be considered in connection with evaluating forward-looking statements contained in this report and otherwise made by or on behalf of TECO Energy since these factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements.

FINANCING RISKS

WE HAVE SUBSTANTIAL INDEBTEDNESS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND FINANCIAL FLEXIBILITY.

     To support our growth to date, we have significantly expanded our indebtedness. This increase in debt levels has increased the amount of fixed charges we are obligated to pay. The level of our indebtedness and restrictive covenants contained in our debt obligations could limit our ability to obtain additional financing or refinance existing debt.

     Some of our debt obligations contain financial covenants related to debt-to-capital ratios and interest coverage that could prevent the repayment of subordinated debt and the payment of dividends if those payments would cause a violation of the covenants. Specifically, TECO Energy's and Tampa Electric's credit facilities and the financing arrangements of TECO Power Services' Gila River and Union Power projects require that at each quarter-end our (or Tampa Electric's, in the case of the Tampa Electric facility) debt-to-capital ratio, as defined in the applicable agreements, not exceed 65%. Similarly, certain long-term debt at Peoples Gas System contains a prohibition on the incurrence of funded debt if Tampa Electric Company's debt-to-capital ratio, as defined in the applicable agreement, exceeds 65%. The Peoples Gas debt also carries a Tampa Electric Company interest coverage requirement, as defined in the applicable agreement, of 2.0 times or greater for four consecutive quarters, and the TECO Power Services financing arrangements require a TECO consolidated interest coverage, as defined in the applicable agreement, equal to or exceeding 3.0 times for the twelve-month period ended each quarter. At June 30, 2002, Tampa Electric Company's and our debt-to-capital ratios, as applicable, were 41.9% and 54.9%, respectively, and interest coverage, as applicable, was 4.8 times and 4.0 times, respectively. Our failure to comply with any of these covenants, as well as our ratings maintenance covenants discussed below, or to meet our payment obligations, could result in an event of default which, if not cured or waived, could result in the acceleration of other outstanding debt obligations. We may not have sufficient working capital or liquidity to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding obligations. Additionally, such an acceleration would also affect our ability to pay dividends. Furthermore, if we had to defer interest payments on our subordinated notes that support the distributions on our outstanding trust preferred securities, we would be prohibited from paying cash dividends on our common stock until all unpaid distributions on the subordinated notes were made.

     We also incur obligations in connection with the operations of our subsidiaries and affiliates, which do not appear on our balance sheet, including in connection with the development of power projects by unconsolidated affiliates. These obligations take the form of guarantees, letters of credit and contractual commitments, as we describe in the sections titled "Off Balance Sheet Financing" and "Liquidity, Capital Resources" of the "Management's Discussion & Analysis of Financial Condition & Results of Operations" section of our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2001. In addition, our unconsolidated affiliates from time to time incur non-recourse debt to finance their power projects. Although we are not obligated on that debt, our investments in those unconsolidated affiliates and our commitments with respect to their power projects are at risk if the projects are not successfully developed.

OUR FINANCIAL CONDITION AND ABILITY TO ACCESS CAPITAL AND PAY DIVIDENDS MAY BE MATERIALLY ADVERSELY AFFECTED BY FURTHER RATINGS DOWNGRADES.

     On September 23, 2002, Fitch Ratings lowered the ratings on our senior unsecured debt to BBB from A-. On September 24, 2002 Moody's Investor Services, Inc. and Standard & Poor's Ratings Services, Inc. lowered their ratings on our senior unsecured debt to Baa2 from A3 and to BBB- from BBB+, respectively. The agencies also lowered the ratings on other of our securities, as well as those of TECO Finance and

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Tampa Electric. The rating outlook from Fitch and Moody's has been revised to stable from negative, while the outlook from Standard & Poor's remains negative.

     These downgrades and any future downgrades may affect our ability to borrow and may increase our financing costs, which may decrease our earnings. We are also likely to experience greater interest expense than we may have otherwise if, in future periods, we replace maturing debt with new debt bearing higher interest rate spreads due to our lower credit ratings. In addition, such downgrades could adversely affect our relationships with customers and counterparties.

     In addition to affecting our cost of borrowing, our lower credit ratings may affect the amount of indebtedness, types of financing structures and debt markets that are available to us. For example, TECO Energy, through TECO Finance, and Tampa Electric have historically accessed the commercial paper markets to satisfy the short-term borrowing requirements of our unregulated and regulated operations, respectively. The recent ratings actions by Standard & Poor's have limited our access to the commercial paper markets at TECO Energy, through TECO Finance, although Tampa Electric continues to retain access to the commercial paper market. We are currently utilizing our TECO Energy credit facility for our short-term borrowing needs. TECO Energy's $700 million credit facility has renewal dates of November 13, 2002 for half of the facility and of November 13, 2004 for the remaining half. Tampa Electric's $300 million facility is up for renewal on November 13, 2002. We cannot assure you that we will be able to renew these facilities or, if we do, on what terms. If the commitments that expire on November 13, 2002 are not renewed, the balances outstanding under those facilities on that date may be converted to one-year term loans at the option of TECO Energy and Tampa Electric, respectively. In order to utilize the credit facilities, we must meet the required debt-to-capital ratio referred to above. We have implemented a plan of cash flow preservation and generation, which, in addition to normal operating cash generation, includes sales of certain assets, capital expenditure reductions and other financial transactions. This plan is designed to cover our cash needs, but we cannot be sure that it will be sufficient to cover any liquidity shortfall.

     We have guaranteed $500 million in fully-drawn equity bridge facilities and a balance of approximately $100 million (net of estimated available reserves for contingencies) in equity commitments as of September 30, 2002 for the construction of the Gila River and Union Power projects. In addition, we are the guarantor of the contractor's obligations under the construction contracts for these two projects. Our guarantees of the equity bridge facilities, the equity contribution agreements and the construction contract guaranty for those projects require that we maintain senior unsecured credit ratings from Moody's and Standard & Poor's of not less than ratings of BBB and Baa3 or ratings of BBB- and Baa2. Our current ratings referred to above are at the minimum required level. A further downgrade from either Standard & Poor's or Moody's would trigger a failure to meet that requirement, thereby requiring the delivery of letters of credit, which we estimate currently could approximate $700 million, to secure the obligations. The amount of the letters of credit that would be required to be delivered declines as equity is contributed to the projects and the levels of construction completion increase. If we are required to post letters of credit in that amount, we would engage in discussions with the lenders to negotiate arrangements to meet that commitment. If we were unsuccessful, we would need to find alternate means of meeting that obligation, and we cannot assure you that we would be able to do so. The failure to deliver such letters of credit within the time allotted would constitute an event of default under the terms of the credit facilities and the construction guaranty relating to the Gila River and Union Power projects.

IF WE ARE UNABLE TO REDUCE CAPITAL EXPENDITURES OR SUCCESSFULLY COMPLETE PLANNED MONETIZATION AND OTHER TRANSACTIONS TO THE EXTENT ANTICIPATED, OUR FINANCIAL CONDITION AND RESULTS COULD BE ADVERSELY AFFECTED.

     Part of our business plan for 2003 includes reducing previously anticipated capital expenditures by approximately $250 million in order to maximize cash flows and reduce the need for external financings. We cannot assure you that we will be successful in achieving reductions in that amount. Our business plan also includes plans to monetize material amounts of our Section 29 tax credits related to TECO Coal's synthetic fuel production capability and Tampa Electric's Polk Power Station's coal gasification unit, to sell our TECO Coalbed Methane business, to realize cash from repatriation and non-recourse refinancings on generating facilities in Guatemala. We cannot be certain, however, that we will find purchasers or realize the expected
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value of these transactions with the anticipated impact on our cash flow position. Depending on the success of these planned expenditure reductions and monetization transactions, we may need to seek external financings, which, in the case of debt financings, could adversely affect our balance sheet strength and apply downward pressure on our credit ratings, and in the case of equity financings, could have a dilutive effect to our equity holders and our earnings-per-share results.

BECAUSE WE ARE A HOLDING COMPANY, WE ARE DEPENDENT ON CASH FLOW FROM OUR SUBSIDIARIES, WHICH MAY NOT BE AVAILABLE IN THE AMOUNTS AND AT THE TIMES WE NEED IT.

     We are a holding company and dependent on cash flow from our subsidiaries to meet our cash requirements that are not satisfied from external funding sources. Some of our subsidiaries have indebtedness containing restrictive covenants which, if violated, would prevent them from making cash distributions to us. In particular, Tampa Electric Company's first mortgage bonds contain restrictions on distributions on its common stock, and certain long-term debt at Tampa Electric Company's Peoples Gas System division prohibits payment of dividends to TECO Energy if Tampa Electric Company's consolidated shareholders' equity is not at least $500,000,000. At June 30, 2002, Tampa Electric Company's unrestricted retained earnings available for dividends on its common stock were approximately $199 million and its consolidated shareholders' equity was approximately $1.8 billion. Also, our wholly-owned subsidiary, TECO Diversified, the holding company for TECO Transport, TECO Coal, TECO Coalbed Methane and TECO Solutions, has a guaranty related to a coal supply agreement that could limit the payment of dividends to TECO Energy.

WE ARE VULNERABLE TO INTEREST RATE CHANGES AND MAY NOT HAVE ACCESS TO CAPITAL AT FAVORABLE RATES, IF AT ALL.

     Changes in interest rates and capital markets generally affect our cost of borrowing and access to these markets. We cannot provide any assurance that we will be able to accurately predict the effect those changes will have on our cost of borrowing or access to capital markets.

INDEPENDENT POWER PROJECT RISKS

TECO POWER SERVICES' EXISTING AND PLANNED POWER PLANTS ARE AFFECTED BY MARKET CONDITIONS, AND TECO POWER SERVICES MAY NOT BE ABLE TO SELL POWER AT PRICES THAT ENABLE IT TO RECOVER ITS INVESTMENTS IN THE PLANTS.

     TECO Power Services is currently operating, constructing and investing in power plants that do not currently have long-term contracts for the sale of power. These power plants may sell at least a portion of their power based on market conditions at the time of sale, so TECO Power Services cannot predict with certainty:

     - the amount or timing of revenue it may receive from power sales from operating plants;

     - the differential between the cost of operations (in particular, natural gas prices) and power sales revenue;

     - the effect of competition from other suppliers of power;

     - regulatory actions that may affect market behavior, such as price limitations or bidding rules imposed by the Federal Energy Regulatory Commission (FERC) or reimposition of regulation in power markets;

     - the demand for power in a market served by our plants relative to available supply;

     - the availability of transmission to accommodate the sale of power; or

     - whether TECO Power Services will recover its initial investment in these plants.

At present, several of the wholesale markets supplied by so-called "merchant" power plants are experiencing significant pricing declines due to excess supply and weak economies. Consequently, only a portion of the projected output of TECO Power Services' plants has been hedged for 2003 and 2004. TECO Power

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Services' results could be adversely affected if it is unable to sufficiently sell the output of its plants at a premium to forward curve prices or if we need to write off any capital already invested in projects.

     Our forecast assumes that TECO Power Services will manage these risks by:

     - entering into negotiated contracts with power purchasers resulting in higher revenues than the spot market for capacity payments and providing ancillary services for a significant portion of the plants' output;

     - avoiding short positions; and

     - retaining flexibility to defer, if and where possible and advisable, construction of output capacity in a market that has become oversupplied.

     However, we cannot provide assurance as to how successfully we will be able to implement these risk management measures. For instance, in oversupplied markets, entering into forward contracts could be difficult. Also, we have satisfactorily resolved our current dispute with ERCOT by entering into a settlement regarding the amount to be paid to us for our provision of ancillary services, which is subject to the ERCOT board's approval.

     TECO Power Services' position in the Odessa and Guadalupe power stations in Texas is currently in the form of a $137 million loan to a Panda Energy International subsidiary, which is a partner in Texas Independent Energy (TIE). At the end of 2002, either the borrower will repay the loan or the loan will convert to an indirect equity interest in these projects. TECO Power Services is evaluating various options regarding its loan, including renegotiating the terms of the loan, converting into equity and renegotiating the ownership structure, selling TECO Power Services' interest in the projects, or writing-off of the loan amount. Any write-off or charge from a renegotiation or sale would adversely affect our results and has not been included in our estimates for 2002 or 2003.

WE MAY BE UNABLE TO SUCCESSFULLY COMPLETE AND FINANCE CURRENT AND FUTURE PROJECTS ON SCHEDULE AND WITHIN BUDGET.

     TECO Power Services currently has new power generating facilities under construction. The construction of these facilities, as well as any future construction projects, involves risks of shortages and inconsistent qualities of equipment and material, labor shortages and disputes, engineering problems, work stoppages, unanticipated cost increases, and environmental or geological problems. In addition, the development of independent power plants involves considerable risks, including successful siting, permitting, financing and construction, contracting for necessary services, fuel supplies and power sales and performance by project partners. Any of these events could delay a project's construction schedule or increase its costs, which may impact our ability to generate sufficient cash flow and service our related project debt.

OUR MARKETING AND RISK MANAGEMENT POLICIES MAY NOT WORK AS PLANNED, AND WE MAY SUFFER ECONOMIC LOSSES DESPITE SUCH POLICIES.

     We actively manage the market risk inherent in our energy and fuel positions. Nonetheless, adverse changes in energy and fuel prices may result in losses in our earnings or cash flows and adversely affect our balance sheet. Our marketing and risk management procedures may not always be followed or may not work as planned. As a result, we cannot predict with precision the impact that our marketing, trading and risk management decisions may have on our business, operating results or financial position. In addition, to the extent we do not cover the entire exposure of our assets or our positions to market price volatility, or our hedging procedures do not work as planned, fluctuating commodity prices could cause our sales and net income to be volatile.

     Our marketing and risk management activities also are exposed to the credit risk that counterparties to our transactions will not perform their obligations. Should counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements, honor underlying commitments at

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then-current market prices or otherwise satisfy our obligations on unfavorable terms. In that event, our financial results would likely be adversely affected.

GENERAL BUSINESS AND OPERATIONAL RISKS

GENERAL ECONOMIC CONDITIONS MAY ADVERSELY AFFECT OUR BUSINESSES.

     Our businesses are affected by general economic conditions. In particular, the projected growth in Tampa Electric's service area and in Florida is important to the realization of Tampa Electric's and Peoples Gas System's forecasts for annual energy sales growth. An unanticipated downturn in the local area's or Florida's economy could adversely affect Tampa Electric's or Peoples Gas System's expected performance.

     Our unregulated businesses, particularly TECO Transport, TECO Coal and TECO Power Services, are also affected by general economic conditions in the industries and geographic areas they serve, both nationally and internationally. TECO Power Services' investment in Empresa Electrica de Guatemala, S.A. depends on growth in the relevant service areas and in annual energy sales.

POTENTIAL COMPETITIVE CHANGES MAY ADVERSELY AFFECT OUR GAS AND ELECTRICITY BUSINESSES.

     The U.S. electric power industry has been undergoing restructuring. Competition in wholesale power sales has been introduced on a national level. Some states have mandated or encouraged competition at the retail level and, in some situations, required divestiture of generating assets. While there is active wholesale competition in Florida, the retail electric business has remained substantially free from direct competition. Changes in the competitive environment occasioned by legislation, regulation, market conditions or initiatives of other electric power providers, particularly with respect to retail competition, could adversely affect Tampa Electric's business and its performance.

     The gas distribution industry has been subject to competitive forces for several years. Gas services provided by Peoples Gas System are now unbundled for all non-residential customers. Because Peoples Gas System earns margins on distribution of gas, but not on the commodity itself, unbundling has not negatively impacted Peoples Gas System results. However, future structural changes that we cannot predict could adversely affect Peoples Gas System.

OUR GAS AND ELECTRICITY BUSINESSES ARE HIGHLY REGULATED AND ANY CHANGES IN REGULATORY STRUCTURES COULD LOWER REVENUES OR INCREASE COSTS OR COMPETITION.

     Tampa Electric and Peoples Gas System operate in highly regulated industries. Their retail operations, including the prices charged, are regulated by the Florida Public Service Commission (FPSC), and Tampa Electric's wholesale power sales and transmission services are subject to regulation by the FERC. Changes in regulatory requirements or adverse regulatory actions could have an adverse effect on Tampa Electric's or Peoples Gas System's performance by, for example, increasing competition or costs, threatening investment recovery or impacting rate structure. Our 2003 plan assumes FPSC approval of some level of permanent base rate increase at Peoples Gas System, and we cannot be sure that this approval will be obtained.

OUR BUSINESSES ARE SENSITIVE TO VARIATIONS IN WEATHER AND HAVE SEASONAL VARIATIONS.

     Most of our businesses are affected by variations in general weather conditions and unusually severe weather. Tampa Electric's, Peoples Gas System's and TECO Power Services' energy sales are particularly sensitive to variations in weather conditions. Those companies forecast energy sales on the basis of normal weather, which represents a long-term historical average. Significant variations from normal weather could have a material impact on energy sales. Unusual weather, such as hurricanes, could adversely affect operating costs and sales.

     Peoples Gas System, which has a single winter peak period, is more weather sensitive than Tampa Electric, which has both summer and winter peak periods. Mild winter weather in Florida can be expected to negatively impact results at Peoples Gas System.

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     Variations in weather conditions also affect the demand and prices for the commodities sold by TECO Coalbed Methane and TECO Coal, as well as electric power sales from TECO Power Services' merchant power plants. TECO Transport is also impacted by weather because of its effects on the supply of and demand for the products transported. Severe weather conditions could interrupt or slow service and increase operating costs of those businesses.

     Electric power marketing may be seasonal. For example, in some parts of the country, demand for, and market prices of, electricity peak during the hot summer months, while in other parts of the country such peaks occur in the cold winter months. As a result, our power marketing results may fluctuate on a seasonal basis. The pattern of this fluctuation may change depending on the nature and location of the facilities we operate and the terms under which we sell electricity.

COMMODITY PRICE CHANGES MAY AFFECT THE OPERATING COSTS AND COMPETITIVE POSITIONS OF OUR BUSINESSES.

     Most of our businesses are sensitive to changes in coal, gas, oil and other commodity prices. Any changes could affect the prices these businesses charge, their operating costs and the competitive position of their products and services.

     In the case of Tampa Electric, currently fuel costs used for generation are mostly affected by the cost of coal. Future fuel costs will be impacted by the cost of natural gas as well as coal. Tampa Electric is able to recover the cost of fuel through retail customers' bills, but increases in fuel costs affect electric prices and, therefore, the competitive position of electricity against other energy sources.

     Regarding wholesale sales of electricity, the ability to make sales and margins on power sales is currently affected by the cost of coal to Tampa Electric, particularly as it compares to the cost of gas and oil to other power producers.

     In the case of TECO Power Services, results are impacted by changes in the market price for electricity. The profitability of merchant power plants is heavily dependent on the price for power in the markets they serve. Wholesale power prices are set by the market assuming a cost for the input energy and conversion efficiency, but the fixed costs may not be reflected in the price for spot, or excess, power.

     In the case of Peoples Gas System, costs for purchased gas and pipeline capacity are recovered through retail customers' bills, but increases in gas costs affect total retail prices and therefore the competitive position of Peoples Gas System relative to electricity, other forms of energy and other gas suppliers.

     Changes in gas, oil and coal prices directly affect the margins at our unregulated businesses. For example, TECO Coalbed Methane is exposed to commodity price risk through the sale of natural gas. A hypothetical 10% change in any one year in the market price of natural gas would have an estimated earnings impact of $4 million. TECO Coal is exposed to commodity price risk through coal sales. A hypothetical 10% change in the market price of coal in any one year would have an estimated earnings impact of between $15 million and $20 million. TECO Transport is exposed to commodity price risk through fuel purchases. A hypothetical 10% change in the market price of fuel in any one year would have an estimated earnings impact of $1 million.

     Further, natural gas prices can be volatile and, accordingly, when the coalbed methane tax credits expire on December 31, 2002, the earnings from TECO Coalbed Methane will become increasingly difficult to predict. In addition, TECO Coalbed Methane's results are affected by its level of gas production, which is naturally declining. It is expected that production will decline 6 to 9% per year, although actual production levels may be different than those we have assumed. Although we currently have plans to sell TECO Coalbed Methane, until or unless such sale occurs, the performance of that business will affect our consolidated results.

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WE RELY ON SOME TRANSMISSION AND DISTRIBUTION ASSETS THAT WE DO NOT OWN OR
CONTROL TO DELIVER OUR WHOLESALE ELECTRICITY, AS WELL AS NATURAL GAS. IF TRANSMISSION IS DISRUPTED, OR IF CAPACITY IS INADEQUATE, OUR ABILITY TO SELL AND DELIVER POWER AND NATURAL GAS MAY BE HINDERED.

     We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we sell to the wholesale market, as well as the natural gas we sell and purchase for use in our electric generation facilities. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products and satisfy our contractual and service obligations may be hindered.

     The FERC has issued regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, there is the potential that fair and equal access to transmission systems will not be available or that sufficient transmission capacity will not be available to transmit electric power as we desire. We cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission facilities in specific markets.

     In addition, the independent system operators that oversee the transmission systems in certain wholesale power markets have from time to time been authorized to impose price limitations and other mechanisms to address volatility in the power markets. These types of price limitations and other mechanisms may adversely impact the profitability of our wholesale power marketing business.

THE UNCERTAIN OUTCOME REGARDING THE CREATION OF REGIONAL TRANSMISSION ORGANIZATIONS, OR RTOS, MAY IMPACT OUR OPERATIONS, CASH FLOWS OR FINANCIAL CONDITION.

     Tampa Electric is continuing to make progress towards the development of its RTO, which would independently control the transmission assets of participating utilities in peninsular Florida. Given the regulatory uncertainty of the ultimate timing, structure and operations of GridFlorida or an alternate combined transmission structure, we cannot predict what effect its creation will have on our future consolidated results of operations, cash flow or financial condition.

WE MAY BE UNABLE TO TAKE ADVANTAGE OF OUR EXISTING TAX CREDITS.

     We derive a portion of our net income from Section 29 tax credits related to the production of non-conventional fuels. Although, we currently plan to monetize a significant amount of those credits, until and unless we successfully do so, our use of these tax credits is dependent on our generating sufficient taxable income against which to use the credits. These credits, and their monetization value, could be impacted by or become unavailable due to actions of the Internal Revenue Service or the U.S. Treasury or changes in law, regulation or administration.

PROBLEMS WITH OPERATIONS COULD CAUSE US TO INCUR SUBSTANTIAL COSTS.

     Each of our subsidiaries is subject to various operational risks, including accidents or equipment breakdown or failure and operations below expected levels of performance or efficiency. As operators of power generation facilities, Tampa Electric and TECO Power Services could incur problems such as the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes which would result in performance below assumed levels of output or efficiency. Our forecast assumes normal operations and normal maintenance periods for our subsidiaries' facilities.

THE INTERNATIONAL PROJECTS AND OPERATIONS OF TECO POWER SERVICES AND TECO OCEAN SHIPPING ARE SUBJECT TO RISKS THAT COULD RESULT IN LOSSES OR INCREASED COSTS.

     TECO Power Services is involved in several international projects. These projects involve numerous risks that are not present in domestic projects, including expropriation, political instability, currency exchange rate fluctuations, repatriation restrictions, and regulatory and legal uncertainties. Our forecast assumes that TECO Power Services will manage these risks through a variety of risk mitigation measures, including specific

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contractual provisions, teaming with strong international and local partners, obtaining non-recourse financing and obtaining political risk insurance where appropriate.

     TECO Ocean Shipping is exposed to operational risks in international ports, primarily in the form of its need to obtain suitable labor and equipment to safely discharge its cargoes in a timely manner. Our forecast assumes that TECO Ocean Shipping will manage these risks through a variety of risk mitigation measures, including retaining agents with local knowledge and experience in successfully discharging cargoes and vessels similar to those used.

CHANGES IN THE ENVIRONMENTAL LAWS AND REGULATIONS TO WHICH OUR REGULATED BUSINESSES ARE SUBJECT COULD INCREASE OUR COSTS OR CURTAIL OUR ACTIVITIES.

     Our businesses are subject to regulation by various governmental authorities dealing with air, water and other environmental matters. Changes in compliance requirements or the interpretation by governmental authorities of existing requirements may impose additional costs on us or require us to curtail some of our businesses' activities.